Exhibit 99.1





                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                       CONTACT:

Titanium Metals Corporation                  J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                    Vice President - Finance
Denver, Colorado  80202                      (303) 296-5617


          TIMET ANNOUNCES THIRD QUARTER RESULTS AND 1998-1999 OUTLOOK

     DENVER, COLORADO . . . October 20, 1998 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that due to reduced demand for its aerospace and industrial products, earnings for the third quarter of 1998 were below analysts' expectations. TIMET anticipates that its earnings for the remainder of 1998 and for 1999 will also be below analysts' expectations. TIMET believes that the reduction in demand for aerospace products is attributable in large part to inventory reductions by its major customers and to a leveling off or decline in the number of aircraft forecast to be produced. The major reason for the falloff in demand for industrial products is the deterioration in Asian economies.

     ~Third~Quarter~1998~Results.~~~For the quarter ended September 30, 1998, TIMET reported earnings of $.50 per diluted share compared to $.64 for the third quarter of 1997.
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     Mill product shipments were approximately 3,500 metric tons, approximately
13% below expectations, as well as being below both second quarter 1998 and third quarter 1997 levels. Ingot and sponge shipments were also lower than expected. Selling prices were relatively flat compared to second quarter levels. The Company's overall average mill product selling price improved over second quarter levels due to mix changes, as aerospace products accounted for a higher percentage of mill product shipments.

     TIMET's backlog at the end of September was approximately $350 million. Comparable backlog at the end of September 1997 was approximately $500 million.

     General and administrative expenses in 1998 continue to be higher than in 1997 primarily due to information technology costs, including implementation of the Company's enterprise-wide SAP system and addressing "Year 2000" issues.

     ~Outlook~for~Fourth~Quarter~and~for~1999~. TIMET anticipates that fourth quarter 1998 shipments may be lower than third quarter levels and could result in earnings of approximately $.35 per diluted share (compared to a consensus estimate of $.79) prior to an expected special charge in the fourth quarter of approximately $10 million, or $.18 per share net of tax. The expected charge relates primarily to the closing of the Company's leased melting facility in Verdi, NV and to other changes in Europe and North America in response to the reduced demand levels.

     TIMET currently expects that shipments will be below previously expected levels for 1999. It also expects price levels in 1999 to be somewhat lower than previously expected. In addition, expenses related to the Company's SAP system and addressing "Year 2000" issues are expected to remain high. As a result, TIMET now believes that its 1999 earnings will be substantially lower than prior expectations.

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     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.


NOTE: A conference call for the investment community will be held at 9:00 A.M., Eastern Time, on Wednesday, October 21, 1998. On the conference call will be J. Landis Martin, Chairman and Chief Executive Officer, Andrew R. Dixey, President and Chief Operating Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-800-230-1059 (domestically) and 612-332-0820 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on November 20, 1998, by dialing 1-800-475-6701 (domestically) and 320-365-3844 (internationally), and using the access code 412073.



                                    oo o o o

                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                    (In millions, except per share data)

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
                                              Quarter          Nine Months
                                               Ended              Ended
                                            September 30,     September 30,

                                            1997      1998     1997      1998
Net sales                                  $177.2    $173.5   $525.6    $551.4
Cost of sales                               132.8     130.5    401.2     418.4
Selling, administrative and development      10.0      16.4     30.8      44.8
expense
Special charge                                -         -        -         6.0
Other income (expense)                       (1.1)       .7      (.9)       .7

     Operating income                        33.3      27.3     92.7      82.9
General corporate income                      1.5       2.1      3.9       5.0
Interest expense                               .9       1.3      2.0       2.3

     Pretax income                           33.9      28.1     94.6      85.6
Income tax expense                            9.8       9.6     28.8      29.1
Minority interest - Convertible Preferred     2.2       2.1      6.6       6.6
Securities, net of tax
Other minority interest                        .5        .3      1.7       1.7


     Net income                            $ 21.4    $ 16.1   $ 57.5    $ 48.2



     Diluted net income                    $ 23.6    $ 18.2   $ 64.1    $ 54.8



Earnings per share:
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     Basic                                 $  .68    $ .51     $1.83    $1.53
     Diluted                                  .64      .50      1.73     1.49

Weighted average shares outstanding:
     Common shares                           31.5      31.5     31.5      31.5
     Diluted shares                          37.1      36.8     37.0      36.9

Mill product shipments:
     Volume (metric tons)                    3,700    3,500    10,700   11,400
     Average price ($ per kilogram)        $ 34.00   $ 35.5   $ 35.00   $ 34.7




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